Exhibit 10.30

STUBHUB HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This StubHub Holdings, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s Amended and Restated 2022 Omnibus Incentive Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its Class A common stock (the “Effective Date”). Capitalized terms not otherwise defined in this Program shall have the meaning ascribed in the Plan.

Cash Compensation

Commencing on the Effective Date, annual retainers will be paid in the following amounts to Directors:

Board Service

Director	$35,000

Committee Service

	Chair	Non-Chair
Audit Committee	$25,000	$15,000
Compensation Committee	$20,000	$10,000

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Director does not serve as a Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Director shall be prorated for the portion of such calendar quarter actually served as a Director, or in such position, as applicable.

Equity Compensation

Initial RSU Award:

Each Director who is initially appointed or elected to serve on the Board of Directors on or after the Effective Date shall be granted an award (the “Initial RSU Award”) under the Plan comprised of that number of restricted stock units (“RSUs”) determined by dividing (i) $300,000 by (ii) Fair Market Value of a share of Common Stock on the date of grant, rounded up to the nearest whole RSU. Each RSU constitutes the right to be issued a share of Common Stock following the vesting of the RSU.

The Initial RSU Award will be automatically granted on the date on which such Director commences service on the Board of Directors. The Initial RSU Award will be fully vested on the date the award is granted and will be settled on a settlement date determined by the Company that is no later than March 15 of the year after the year of grant.

Annual RSU Award:

Beginning on the first anniversary of each Director’s commencement of service on the Board of Directors and on each anniversary of such commencement date thereafter, each Director who is then serving on the Board of Directors shall be granted an award (an “Annual RSU Award”) under the Plan comprised of that number of RSUs determined by dividing (i) $250,000 by (ii) Fair Market Value of a share of Common Stock on the date of grant, rounded down up the nearest RSU. Each RSU constitutes the right to be issued a share of Common Stock following the vesting of the RSU.

Each Annual RSU Award will vest with respect to 25% of the total number of RSUs subject to the Annual RSU Award on the first anniversary of the applicable date of grant and as to 1/48th of the total number of RSUs subject to the Annual RSU Award on each monthly anniversary thereafter, so that all of the RSUs subject to the Annual RSU Award shall be vested on the fourth anniversary of the date of grant, subject to the Director continuing in service on the Board of Directors through such vesting date. The vested RSUs subject to the Annual RSU Award will be settled on the immediately subsequent fixed quarterly settlement date determined by the Company.

Except as otherwise determined by the Board of Directors, no portion of an Annual RSU Award which is unvested at the time of a Director’s termination of service on the Board of Directors shall become vested thereafter.

Members of the Board of Directors who are Employees who subsequently terminate their employment with the members of the Company Group and immediately qualify as a Director will not receive an Initial RSU Award, but, instead, on the date such individual becomes a Director and on each anniversary of such date thereafter shall be granted an Annual RSU Award as otherwise described above.

Change in Control

Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Director shall become fully vested, irrespective of any other provisions of the Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board of Directors and duly executed by an executive officer of the Company.

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